Exhibit 10.2

                                                                                                February 21, 2008

Mr. Carl E. Berg

Berg & Berg Enterprises, LLC.

10050 Bandley Drive

Cupertino, CA  95014

Re: Share Purchase

Dear Mr. Berg:

This letter is entered into in connection with an agreement entered into by Berg & Berg Enterprises, LLC. (Berg & Berg) and Valence Technology, Inc.(Valence).

                Pursuant to the agreement Berg & Berg has funded One Million Dollars ($1,000,000.00) to Valence, to purchase shares of common stock of Valence.  The per share price of the common stock to be sold to Berg & Berg shall be the closing price of the common stock on the principal market on Wednesday February 27, 2008.

Sincerely,

VALENCE TECHNOLOGY, INC.

/s/ Robert L. Kanode
Robert L. Kanode
Chief Executive Officer

ACCEPTED AND AGREED:

Berg & Berg, LLC.

/s/ Carl E. Berg
Carl E. Berg